EXHIBIT 10.4.2
SECOND OFFICE COMPLEX LEASE AMENDMENT
     THIS SECOND OFFICE COMPLEX LEASE AMENDMENT (the “Second Amendment”) is made as of October 31, 2005, by and between FEDERAL HOME LOAN BANK OF TOPEKA, a federally chartered corporation (“Lessor”) and SECURITY BENEFIT LIFE INSURANCE COMPANY, a Kansas stock insurance company (“Lessee”), in order to amend and modify that certain Office Complex Lease dated March 25, 2002, made by and between Lessor and Lessee, as amended by that certain Office Complex Lease Amendment dated February 21, 2003, made by and between Lessor and Lessee (collectively, the “Existing Lease”), for office space defined in the Existing Lease (and referred to herein) as the “SBL Buildings” and parking areas defined in the Existing Lease (and referred to herein) as the “SBL Parking Space”, which office space and parking areas and all other parts of the Property other than the Lessor’s Space are defined in the Existing Lease as the “Premises”.
     WHEREAS, Lessor desires to modify the Existing Lease so that Lessor can use an approximately 13,600 square foot portion of the Premises which is marked by diagonal lines on Exhibit A (“Pavilion 1C”), and Lessee is willing to vacate Pavilion 1C in order that the Lessor can use the same, upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements set forth in the Existing Lease as modified by this Second Amendment (the “Lease”), and the promises and undertakings hereinafter set forth, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree that the Lease is hereby amended and modified as hereinafter provided.
     1. Change in Premises. Effective November 1, 2005, the SBL Buildings and the Premises will no longer include Pavilion 1C. Effective November 1, 2005, the office space and parking areas defined in the Existing Lease (and referred to herein) as the “Lessor’s Space” will include Pavilion 1C as well as all other office space and parking areas previously included in the Lessor’s Space.
     2. Change in Square Footages. Effective November 1, 2005, for all purposes under the Lease the square footage of the Premises will be deemed to be 244,189 square feet and the square footage of the Lessor’s Space will be deemed to be 62,796 square feet.
     3. Change in Cost Sharing Ratio. Effective November 1, 2005, the second sentence of Section 8.4(a) of the Existing Lease is deleted and the following is substituted therefor:
Lessor’s prorata share shall be equal to the ratio of the total number of square feet in the FHLB Pavilion to the total number of square feet in the Building, i.e., 62,796/306,985 or 20.456% (“Cost Sharing Ratio”), provided, however, that (i) the costs of maintenance of roads and parking areas (including ice and snow removal, resurfacing and restriping, directional signs, lighting) will be apportioned based on the number of spaces in the FHLB Parking Space relative to the total number of parking spaces on the Property (exclusive of spaces designated for Lessor’s and Lessee’s visitors)(16.5% as of November 1, 2005); and (ii) if any Property Taxes, premiums or costs relate to any structures on the Property other than the Building (including any structures built after the date of this Lease), the denominator of the Cost Sharing Ratio used to allocate those costs shall be increased by the square footage of such structures (including any space added after the date of this Lease)(17.5% as of November 1, 2005).
Notwithstanding the foregoing revision to Section 8.4(a) of the Existing Lease, (a) for purposes of determining Lessor’s prorata share of Property Taxes (as defined in the Existing Lease), insurance premiums and all other costs which the Lessor is to pay or reimburse Lessee for paying under the Lease, including without limitation under Section 8.4 of the Existing Lease (the “Passthroughs”) which are incurred during calendar year 2005, the Cost Sharing Ratio or other applicable ratio specified in Section 8.4(a) in effect prior to November 1, 2005, shall be multiplied by 10/12ths of the sum of the Passthroughs and the Cost Sharing Ratio or other applicable ratio specified in Section 8.4(a) in effect from and after November 1, 2005 will be multiplied by 2/12ths of the sum of the Passthroughs, and (b) if Lessee has not fully vacated Pavilion 1C and delivered possession to Lessor by November 1, 2005, the original Cost Sharing Ratio and all other applicable ratios specified in Section 8.4(a) shall continue and shall not be changed as provided above until the next business day after the date on which Lessee has fully vacated Pavilion 1C and delivered possession thereof to Lessor (any such date being referred to as the “Change Date”); provided that unless either party hereto gives the other written notice by November 5, 2005, that Pavilion 1C was not vacated and possession thereof delivered by Lessee to Lessor on or before November 1, 2005, then for purposes of the Lease and this Second Amendment there will not be a Change Date. If there is a Change Date then, for purposes of determining Lessor’s prorata share of the Passthroughs which are incurred during calendar year 2005, the original Cost Sharing Ratio and all other applicable ratios specified in Section 8.4(a) in effect prior to the Change Date shall be multiplied by n/365 of the sum of the Passthroughs, and the new Cost Sharing Ratio and all other applicable ratios specified in Section 8.4(a) in effect after the Change Date will be multiplied by r/365 of the sum of the Passthroughs, where “n” is the number of days in the year before and including the Change Date and “r” is the number of days remaining in the year after the Change Date.
     4. Change in Rent. Effective November 1, 2005, Section 2.2 of the Lease is deleted and the following provision is substituted therefor:
2.2 Commencing July 1, 2002, and on the first day of each calendar month thereafter through and including on November 1, 2005, Lessee shall pay Lessor monthly installments of $318,753.88 as rent in arrears. Commencing December 1, 2005, or, if there is a Change Date which is later than December 1, 2005, then on the first day of the first calendar month which commences on or after the Change Date, and in either event on the first day of each calendar month thereafter occurring during the Lease Term, Lessee shall pay Lessor monthly installments of $301,937.57 as rent in arrears. If there is a Change Date, the monthly rent paid on the first day of the first month to commence thereafter will be prorated as between the old and new rental rates in accordance with the number of days before (and including) and after the Change Date in the previous month. If Lessee prepays, in whole or in part, future rent pursuant to Section 6.5 of the Lease, Lessee shall pay monthly rent as determined by the last sentence of Section 6.5(b) less $16,816.31 (such decrease to be effective on December 1, 2005—or, if there is a Change Date, then on the date the monthly rental rate changes, and with prorations, as hereinabove provided; provided that if the calculation of monthly rent yields a number less than zero, Lessor shall pay to Lessee, on the same days that rent would be due from Lessee, an amount equal to the absolute value of such number. If Lessor’s Space is conveyed to Lessee before May 31, 2022 pursuant to Section 6.1 of the Existing Lease, the monthly rent payable by Lessee shall increase by $16,816.31 as of the first day of the month following the conveyance date, and if the conveyance date does not occur on the first day of a month, the increased rent due on the first day of the following month shall be prorated in accordance with the number of days before and after (and including) the conveyance date in the month, and Lessor shall not be required to pay any share of any Passthroughs incurred, levied or assessed for any period on or after the conveyance date.
     5. Vacation of Pavilion 1C; Construction of Demising Wall and Improvements. On or before November 1, 2005, Lessee will vacate Pavilion 1C and deliver possession thereof to Lessor. Lessee shall be entitled to remove all existing furniture, equipment, trade fixtures, PEM units and other personal property from Pavilion 1C prior to delivering possession thereof to Lessor. Pursuant to the Pavilion 1C Improvement Agreement which is being executed by the Lessor and Lessee contemporaneously with the execution hereof (the “Improvement Agreement”), Lessor will construct, in accordance with plans approved by Lessee pursuant to the Improvement Agreement: (a) a demising wall between Pavilion 1C and the Premises; and (b) other improvements to Pavilion 1C. As provided in Section 11 of the Improvement Agreement, if, despite a good faith and substantial effort, Lessee fails to remove any carpeting, UPS (uninterruptible power system) electrical boxes, PEM units, consolidation boxes or data cables from consolidation boxes to workstations from Pavilion 1C prior to the change in possession thereof and such failure continues for seven (7) days after Lessor’s notice of the failure to remove the same, then Lessor may remove and deliver to Lessee the same and Lessee shall reimburse Lessor for the reasonable expenses incurred in such removal and delivery within thirty (30) days after receipt of an invoice and reasonable documentation of such costs.
     6. Miscellaneous. Except as modified in this Second Amendment, all other terms and conditions of the Existing Lease remain unchanged and in full force and effect, except to the extent they are inconsistent with the provisions of this Second Amendment. If any inconsistencies exist between this Second Amendment and the Existing Lease, the terms and provisions of this Second Amendment shall control. This Second Amendment will not be binding and effective until at least one counterpart has been executed by both Lessor and Lessee. The provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, said parties have executed this Second Office Complex Lease Amendment as of the day and year first above written.

LESSOR:

FEDERAL HOME LOAN BANK OF TOPEKA
a federally chartered corporation

		By:	/s/ Andrew J. Jetter

		Name:	Andrew J. Jetter
Attest:	/s/ Tad Kramar	Title:	President and CEO

Asst. Secretary

LESSEE:

SECURITY BENEFIT LIFE INSURANCE COMPANY a Kansas stock insurance company

		By:	/s/ Thomas A. Swank

		Name:	Thomas A. Swank
Attest:	/s/ J. Michael Keefer	Title:	SVP, CFO and Treasurer

J. Michael Keefer Secretary